                SECURITIES AND EXCHANGE COMMISSION

                     Washington, D. C.   20549

                          ______________

                             FORM 8-K

                          CURRENT REPORT

              Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934



Date of Report (Date of earliest event reported) December 31, 1997.


             CENTRAL VERMONT PUBLIC SERVICE CORPORATION
       (Exact name of registrant as specified in its charter)


     Vermont                  1-8222          03-0111290
(State of other jurisdic-  (Commission      (IRS Employer
 tion of incorporation)     File Number)     Identification No.)


   77 Grove Street, Rutland, Vermont                    05701
(Address of principal executive offices)              (Zip Code)


Registrant's telephone number, including area code (802) 773-2711


                              N/A
(Former name or former address, if changed since last report)

Item 5.  Other Events.

     Connecticut Valley Electric Company Inc. ("Connecticut Valley") is a wholly-owned New Hampshire subsidiary of Central Vermont Public Service Corporation (the "Company" or "CVPS") that provides transmission and retail electric service to approximately 10,000 customers in New Hampshire. Connecticut Valley currently purchases approximately 76% of its electric power requirements from CVPS under a Federal Energy Regulatory Commission ("FERC") authorized rate schedule. The balance is provided by purchases from Qualifying Facilities ("QFs").

     Restructuring legislation was enacted in New Hampshire in 1996. On February 28, 1997 the New Hampshire Public Utilities Commission ("NHPUC") published its detailed Final Plan to restructure the electric utility industry in New Hampshire. Also on February 28, 1997, the NHPUC, in a supplemental order specific to Connecticut Valley, found that Connecticut Valley was imprudent for not terminating the FERC-authorized power contract between Connecticut Valley and CVPS, required Connecticut Valley to give notice to cancel its contract with CVPS and denied stranded cost recovery related to this power contract. Connecticut Valley filed for rehearing of the February 28, 1997 NHPUC Order.

     On April 7, 1997, the NHPUC issued an Order addressing certain threshold procedural matters raised in motions for rehearing and/or clarification filed by various parties, including Connecticut Valley, relative to the Final Plan and interim stranded cost orders. The April 7, 1997 Order stayed those aspects of the Final Plan that are the subject of rehearing or clarification requests and also stayed the interim stranded cost orders for the various parties, including Connecticut Valley. As such, those matters pertaining to the power contract between Connecticut Valley and CVPS were stayed. The suspension of these orders was to remain in effect until two weeks following the issuance of any order concerning outstanding requests for rehearing and clarification. The NHPUC has not yet issued any such order.

     On November 17, 1997, the City of Claremont, New Hampshire ("Claremont"), filed with the NHPUC a petition for a reduction in Connecticut Valley's electric rates. Claremont based its request on the NHPUC's earlier finding that Connecticut Valley's failure to terminate its wholesale power contract with CVPS as ordered in the NHPUC Stranded Cost Order of February 28, 1997 was imprudent. Under the wholesale power purchase contract with CVPS, Connecticut Valley may terminate service at the end of a service year, provided it has given written notice of termination prior to the beginning of that service year. Claremont alleges that if Connecticut Valley had given written notice of termination to Central Vermont in 1996 when legislation authorizing the NHPUC to restructure the industry utility (NHRSA 374-F) was enacted in New Hampshire, Connecticut Valley's obligation to purchase power from Central Vermont would have terminated as of January 1, 1998.

     On November 26, 1997, Connecticut Valley filed a request with the NHPUC to increase the Fuel Adjustment Clause ("FAC"), Purchased Power Cost Adjustment ("PPCA") and short-term energy purchase rates effective on or after January 1, 1998. The requested increase in rates results from higher forecast energy and capacity charges on power Connecticut Valley purchases from CVPS plus removal of a credit effective during 1997 to refund overcollections from 1996. Connecticut Valley objected to the NHPUC's notice of intent to consolidate Claremont's petition into the FAC and PPCA docket, stating that Claremont's complaint should be heard as part of the NHPUC restructuring docket. Over Connecticut Valley's objection at the hearing on December 17, 1997, the NHPUC consolidated Claremont's petition with Connecticut Valley's FAC and PPCA proceeding.

     In an Order dated December 31, 1997 in Connecticut Valley's FAC and PPCA docket, the NHPUC found Connecticut Valley acted imprudently by not terminating the wholesale contract between Connecticut Valley and CVPS, notwithstanding the stay of the rehearing request of its February 28, 1997 Order. Connecticut Valley and CVPS disagree with this finding and will vigorously oppose it. The NHPUC Order further directs Connecticut Valley to freeze its current FAC and PPCA rates (other than short term rates to be paid to certain QFs) effective January 1, 1998, on a temporary basis, pending a hearing to determine: 1) the appropriate proxy for a market price that Connecticut Valley could have obtained if it had terminated its wholesale contract with CVPS; 2) the implications of allowing Connecticut Valley to pass on to its customers only that market price; and 3) whether the NHPUC's final determination on the FAC and PPCA rates should
be reconciled back to January 1, 1998 or some other date.   That
hearing is scheduled for January 28, 1998. Also, as provided in the NHPUC Order, on January 12, 1998, Connecticut Valley and CVPS will meet with NHPUC Staff, Claremont and the New Hampshire Office of the Consumer Advocate to discuss the issues raised in the NHPUC's Order.

     Connecticut Valley will submit to the NHPUC a Motion to Vacate its December 31, 1997 Order. In addition, the Company will request from the NHPUC the same relief previously granted to Public Service Company of New Hampshire ("PSNH") by the United States District Court in its March 10, 1997 Order restraining implementation of the NHPUC's final plan of restructuring and related Orders "to the extent that those orders establish a rate setting methodology that is not designed to recover [Connecticut Valley's] costs of providing service and would require [Connecticut Valley] to write off any regulatory asset under FAS 71 and defendants are enjoined from taking any action to enforce those aspects of the stayed Orders." If necessary, Connecticut Valley will also apply to Federal District Court for a Temporary Restraining Order and related relief. Connecticut Valley and CVPS believe that the NHPUC's Order is, among other things, inconsistent with the NHPUC's stay of its February 28, 1997 Order, denies the Company the due process of law to which it is entitled, and is preempted by the fact that Connecticut Valley's power supply costs from CVPS are pursuant to a FERC authorized rate schedule.

     The Company believes that if the December 31, 1997 NHPUC Order results in the establishment of Connecticut Valley's rates on a non cost-of-service basis, Connecticut Valley would no longer qualify, as of December 31, 1997, for the application of Statement of Financial Accounting Standards ("SFAS") No. 71, "Accounting For The Effects of Certain Types of Regulation."
That disqualification would be due to the fact that these rates are not designed to cover Connecticut Valley's full cost of service. As a result, Connecticut Valley would have to write off all of its regulatory assets associated with its New Hampshire retail business for the year ended December 31, 1997. It is estimated that Connecticut Valley's write-off would be approximately $1.0 million on a pre-tax basis. In addition, Connecticut Valley would have to record a contingent liability as of December31, 1997 under SFAS No. 5, "Accounting for Contingencies" for an estimated $2.0 million pre-tax revenue shortfall during calendar year 1998. The Company expects, but cannot be certain that it will be able to recover these costs beginning in 1999. If the 1998 rates are reduced to reflect market prices, the pre-tax revenue shortfall for calendar year 1998 could be as much as approximately $6.0 million, depending on the NHPUC's determinations of market price.

     If the NHPUC's December 31, 1997 Order remains in its present form or is not otherwise modified as requested by Connecticut Valley, the revenue shortfall and write-offs triggered by that decision could result in Connecticut Valley's insolvency or defaults which, if not waived or renegotiated, would give Connecticut Valley's lenders the right to accelerate the repayment of approximately $4.0 million of Connecticut Valley indebtedness. In addition, although Connecticut Valley's indebtedness is non-recourse to CVPS, defaults under Connecticut Valley's loan agreements would constitute a default under the Indenture securing CVPS' $97.0 million of first mortgage bonds.
A default under CVPS' Indenture would also constitute cross defaults of all of CVPS' other financing arrangements. CVPS is in the process of seeking an amendment to its Indenture from the holders of the first mortgage bonds to eliminate any cross defaults to CVPS caused by a default in Connecticut Valley's debt or by an insolvency of Connecticut Valley. However, although the Company expects to obtain such an amendment, it cannot predict whether the amendment will be approved by the bondholders.

     On June 25, 1997, CVPS filed with the FERC a notice of termination of its power supply contract with Connecticut Valley, conditional upon CVPS' request to impose a surcharge on the Company's transmission tariff to recover the stranded costs that would result from the termination of its contract with Connecticut Valley. The amount requested was $44.9 million plus interest at the prime rate to be recovered over a ten year period. In its Order dated December 18, 1997 in Docket No. ER97-3435-000, the FERC rejected Central Vermont's proposed stranded cost surcharge mechanism but indicated that it would consider an exit fee mechanism for collecting stranded costs. The FERC also rejected CVPS arguments concerning the applicability of stated
FERC policies regarding retail stranded costs, multi-state regulatory gaps and the implications of state restructuring initiatives. CVPS intends to seek rehearing of the FERC's
December 18, 1997 Order. In addition, and in accordance with the FERC's Order, on January 12, 1998 CVPS is filing a request with the FERC for an exit fee mechanism to collect $44.9 million in a lump sum, or in installments with interest at the prime rate over a ten year period, to cover the stranded costs resulting from the cancellation of Connecticut Valley's power contract with CVPS.

     If the Company is unable to obtain an order authorizing the full recovery amount of the exit fee, or other appropriate mechanism, CVPS would be required to recognize a contingent liability under SFAS 5 of approximately
$75.0 million on a pre-tax basis. Furthermore, CVPS would be required to write-off approximately $4.0 million in regulatory assets associated with its wholesale business under SFAS 71 on a pre-tax basis. Conversely, if the Company obtains a FERC order authorizing the requested exit fee, Connecticut Valley would be required to recognize a contingent liability under SFAS 5 of approximately $43.0 million on a pre-tax basis unless Connecticut Valley has obtained an order by the NHPUC or other appropriate body directing the recovery of those costs in Connecticut Valley's retail rates.

     For further information on New Hampshire restructuring issues, see the Company's form 8-K dated February 28, 1997, Forms 10-Q for the quarters ended March 31, 1996, June 30, 1996, September 30, 1996, March 31, 1997, June 30, 1997 and
September 30, 1997, and Item 1. Business-New Hampshire Retail Rates, Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations-Liquidity and Capital Resources-Electric Industry Restructuring-New Hampshire and
Item 8. Financial Statements and Supplementary Data-Note 17, Subsequent Event (Unaudited) in Central Vermont's 1996
Form 10-K.

     This document contains statements that are forward looking. These statements are based on current expectations that are subject to risks and uncertainties. Actual results will depend, among other things, upon the actions of regulators, including the NHPUC and the FERC, as well as litigation related thereto. The Company cannot predict the outcome of any of these proceedings.

                           SIGNATURE





     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.



             CENTRAL VERMONT PUBLIC SERVICE CORPORATION



             BY           James M. Pennington
                James M. Pennington, Vice President and
                Controller and Principal Accounting Officer





January 12, 1998